Exhibit 10.6

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is entered into as of January 1, 2011 (the “Effective Date”), by and between Samson Oil and Gas USA, Inc., a Colorado corporation (“Company”), and David Ninke (“Employee”).

Recitals

Company desires to retain the personal services of Employee as Vice President- Exploration of Company and of Company’s parent, Samson Oil & Gas Limited (“Parent”) and Employee is willing to continue to make his services available to Company and Parent, on the terms and conditions hereinafter set forth. All references herein to dollars or $ are to United States dollars.

Agreement

NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, the parties agree as follows:

1.           Employment.

1.1           Employment and Term.  Company hereby agrees to employ Employee and Employee hereby agrees to serve Company, on the terms and conditions set forth herein, for the period commencing on the Effective Date and continuing through December 31, 2013, unless sooner terminated in accordance with the terms and conditions hereof (the “Term”).  The Term will be extended for a second three (3) year period ending December 31, 2016 unless either party gives written notice on or before September 30, 2013 of the party’s decision not to so extend.

1.2           Duties of Employee.  Employee shall serve as the Vice President-Exploration of Company and Parent, and shall have and exercise general responsibility for directing and implementing the exploration program of Company and Parent.  Employee shall report to the Chief Executive Officer and Managing Director of Company and Parent or, in his absence, to the Board of Directors of Parent (the “Board”, which term includes any committee of the Board when used herein).  Employee shall also have such other powers and duties as the Board may from time to time delegate to him provided that such duties are consistent with his position.  Employee shall devote substantially all his working time and attention to the business and affairs of Company and Parent (excluding any vacation and sick leave to which Employee is entitled), render such services to the best of his ability, and use his best efforts to promote the interests of Company and Parent.  So long as such activities do not interfere with the performance of Employee’s responsibilities as an employee of Company in accordance with this Agreement, it shall not be a violation of this Agreement for Employee to: (i) serve on corporate, civic or charitable boards or committees; (ii) deliver lectures or fulfill speaking engagements; (iii) manage personal investments; or (iv) participate in continuing education seminars or similar activities relevant to his duties and responsibilities for Company.

1.3           Place of Performance.  In connection with his employment by Company, Employee shall be based at Company’s offices in Colorado or another mutually agreed location, except for travel necessary in connection with Company’s business.

2.           Compensation.

2.1           Total Salary.  Employee shall receive a total annual compensation in an amount set by the Board from time to time throughout the Term (the “Total Salary”).  The base salary, automobile lease and automobile running cost components of Total Salary will be accrued on a daily basis and payable in installments consistent with Company’s normal payroll schedule, subject to applicable withholding and other taxes.  As of the Effective Date, Employee’s Total Salary is $276,717.  Employee’s Total Salary may be increased during the Term, but shall not be decreased without Employee’s written consent. The Total Salary for Employee shall be paid in a manner mutually agreed between Employee and Company and may include, but will not be limited to, cash salary, car leasing and running payments and spousal travel.  The initial allocation of the Total Salary is set forth in Exhibit A.  Employee and Company may, from time to time, agree to change the allocation of Total Salary in Exhibit A by written agreement signed by both Company and Employee.

The full amount of the spousal travel component of Total Salary, if any, will be available at any time during the calendar year to reimburse Employee’s spousal travel expenses upon the presentation of related expense documentation to Employee in accordance with related Company policies and procedures.  To the extent that Employee is not reimbursed for the full amount of the spousal travel component of Total Salary on or before December 31 of the calendar year in which it first became available, Company will pay him the remaining amount no later than March 15 of the calendar year following the calendar year when such amount first became available to him.  However, if Employee’s employment is terminated, the spousal travel component of his Total Salary shall be treated as being accrued on a daily basis during the period beginning on January 1 and ending on the last day of his employment.

2.2           Incentive Compensation.  In addition to and not as a substitute for Employee’s Total Salary, Employee shall be paid a cash bonus for the calendar year 2011 (the “2011 Cash Bonus”) in an amount equal to as much as 80% of the Total Cost of Employee Compensation at the end of the calendar year 2011 (the “Target Bonus”).  The “Total Cost of Employee Compensation” is set forth in Exhibit A attached hereto.  The minimum portion of the Target Bonus that Employee will receive as the 2011 Cash Bonus shall be determined by reference to the amount of the percentage increase, if any, in the Combined Volume Weighted Average Price (the “CVWAP”) for Parent’s Ordinary Shares on the Australian Securities Exchange (“ASX”) and for its American Depository Shares (“ADSs”) on the NYSE Amex, in each case for all trading days in December 2011 as compared to the CVWAP for all trading days in December 2010.  The CVWAP shall be calculated by an independent body acceptable to the Board (such as Company’s independent auditors) on the basis of each individual trade recorded by the ASX and the NYSE Amex during that period.  If for any reason individual trade data is not available, then the independent body selected by the Board shall use the best information available to make a comparable calculation for each day’s trades.  Because each ADS represents 20 Ordinary Shares, the trading volume of the ADSs will be converted to Ordinary Shares before averaging, with the result that the NYSE Amex ADS trading volume will be multiplied by 20 (or in accordance with the then applicable Ordinary Share to ADS ratio, if different) to determine the number of Ordinary Share equivalents traded.  For each trading day on the NYSE Amex, the price and volume of ADS trades will first be converted to Ordinary Share equivalents, in U.S. dollars, and then the price of those converted trades will be further converted to Australian dollars using the exchange rate quoted by the Reserve Bank of Australia for that trading day.  Each trade on the ASX and on the NYSE Amex (after the foregoing conversion of the ADSs to Ordinary Share equivalents  in Australian dollars) shall then be valued by multiplying the number of Ordinary Shares or Ordinary Share equivalents in the trade times the trade price in Australian dollars (the “Trade Value”).  The resulting pool of the CVWAP shall be equal to the sum of the Trade Values on both exchanges divided by the total number of Ordinary Shares and Ordinary Share equivalents traded.

The 2011 Cash Bonus payable to Employee will then be paid in accordance with the following:

Year to Year CVWAP increase	Minimum Percentage of Target Bonus Payable
Less than 24.99%	Nil to 24.99%
25.00% to 49.99%	25.00% to 49.99%
50.00 % to 99.99%	50.00% to 99.99%
100%	100%
Greater than 100%	100%

Notwithstanding the foregoing, the Board may elect to pay Employee a higher percentage of the Target Bonus than would otherwise be payable on account of the increase in CVWAP as set forth above, but not more than 80%, if the Board determines, in its sole discretion, that such higher percentage is warranted under the circumstances.  If Employee is employed by Company on January 1, 2012, then the 2011 Cash Bonus shall be paid to Employee on or after that date but no later than March 15, 2012.

After 2011, the 2011 Cash Bonus will not apply but, for each remaining year of the Term, an alternate incentive compensation plan covering Employee will be adopted by the Board prior to December 31 of the preceding year, beginning with the adoption of a 2012 incentive compensation plan prior to December 31, 2011.  If Employee voluntarily resigns his employment on or after January 1, 2012, and no such alternative incentive compensation plan has been adopted by the Board at the effective time of such resignation, then the failure to adopt the alternative compensation plan shall constitute a material reduction in other benefits under Section 4.6(b) of this Agreement and such resignation shall be deemed to have been a resignation for “good reason” under Section 4.6.

2.3           Relocation Expenses.

If Company’s offices to which Employee is assigned are relocated outside of the Denver, Colorado metropolitan area and Employee remains employed by Company pursuant to this Agreement, then Company shall pay all reasonable relocation expenses incurred by Employee in relocating to Company’s new location.  The requirements for the timing of such expenses and their reimbursement shall be subject to and in accordance with the relocation expense payment policies and procedures of Company, as in effect as of the date Employee is advised of the relocation.

3.           Expense Reimbursement and Other Benefits.

3.1           Expense Reimbursement.  During the Term, Company shall reimburse Employee for all documented reasonable expenses actually paid or incurred by Employee in the course of and pursuant to the business of Company, subject to and in accordance with the expense reimbursement policies and procedures in effect for Company’s employees from time to time.

3.2         Additional Benefits.  During the Term, Company shall make available to Employee such benefits and perquisites as are generally provided by Company to its senior management (subject to eligibility), including but not limited to participation in any group life, medical, health, dental, disability or accident insurance, pension plan, 401(k) savings and investment plan, profit-sharing plan, employee stock purchase plan, incentive compensation plan or other such benefit plan or policy, if any, which may presently be in effect or which may hereafter be adopted by Company for the benefit of its senior management or its employees generally, in each case subject to and on a basis consistent with the terms, conditions and overall administration of such plan or arrangement (the “Additional Benefits”).  While Company’s actual cost of the Additional Benefits is not included in Employee’s Total Salary, an estimate of the cost of the Additional Compensation is included in the Total Cost of Employee Compensation set forth in Exhibit A hereto in order to ensure the parties’ recognition of the total expense incurred by Company and the total value of the compensation and benefits received by Employee.   Company may, in its sole and absolute discretion, amend or terminate any Additional Benefit or change its administrative policies and practices with respect to any such benefit.

3.3           Annual Leave.  Employee shall be entitled to four (4) weeks of annual leave each calendar year.  The annual leave will vest evenly each payroll and shall be accrued from calendar year to calendar year in accordance with Company policies and procedures then in effect.  Employee shall be paid for any remaining annual leave accrual following the termination of employment for any reason.  Annual leave shall be taken at a mutually agreeable time.

3.4           Personal Leave.  Personal leave shall be available to Employee for use in accordance with Company policies and procedures then in effect.  Personal leave will not accrue for longer than a year and Employee will not be entitled to receive payment for any accrued personal leave upon the termination of their employment.

4.           Termination.

4.1           Termination for Cause.  Notwithstanding anything to the contrary contained in this Agreement, Company hereunder may terminate this Agreement and Employee’s employment for Cause.  As used in this Agreement, “Cause” shall mean (i) any action or omission of Employee which constitutes (A) a breach of any of the provisions of Section 5 of this Agreement, (B) a breach by Employee of his fiduciary duties and obligations to Company, or (C) Employee’s failure or refusal to follow any lawful directive of the CEO or the Board, in each case which act or omission is not cured (if capable of being cured) within ten (10) days after written notice of same from Company to Employee, or (ii) conduct constituting fraud, embezzlement, misappropriation or gross dishonesty by Employee in connection with the performance of his duties under this Agreement, or a conviction of Employee for a felony (other than a traffic violation) or, if it shall damage or bring into disrepute the business, reputation or goodwill of Company or impair Employee's ability to perform his duties with Company, any crime involving moral turpitude.  Employee shall be given a written notice of termination for Cause specifying the details thereof.  Upon any termination pursuant to this Section 4.1, Employee shall only be entitled to his Total Salary as accrued through the date of termination, reimbursement of expenses incurred prior to the date of termination in accordance with Section 3.1 hereof and, and any other compensation and benefits payable in accordance with Section 3.2 hereof.  Upon making such payments, Company shall have no further liability to Employee hereunder.

4.2           Disability. Notwithstanding anything contained in this Agreement to the contrary, Company, by written notice to Employee, shall at all times have the right to terminate this Agreement and Employee’s employment hereunder if Employee shall, as the result of mental or physical incapacity, illness or disability, fail or be unable to perform his duties and responsibilities provided for herein in all material respects for a period of more than sixty (60) consecutive days in any 12-month period.  Upon any termination pursuant to this Section 4.2, (i) within thirty (30) days after the date of termination, Company shall pay Employee any unpaid amounts of his Total Salary accrued prior to the date of termination and shall reimburse Employee for all expenses described in Section 3.1 of this Agreement and incurred prior to the date of termination, and (ii) in lieu of any further Total Salary, incentive compensation or other benefits or payments to Employee for periods subsequent to the date of termination, Company shall pay to Employee the Severance Payments and Severance Benefits specified in Section 4.4.  Upon making such payments and providing such benefits, Company shall have no further liability hereunder; provided, however, that Employee shall be entitled to receive any amounts then payable pursuant to any employee benefit plan, life insurance policy or other plan, program or policy then maintained or provided by Company to Employee in accordance with Section 3.2 hereof and under the terms thereof.

4.3           Death.  In the event of the death of Employee during the term of his employment hereunder, this Agreement shall terminate on the date of Employee’s death.  Upon any such termination, (i) within thirty (30) days after the date of termination, Company shall pay to the estate of Employee any unpaid amounts of his Total Salary accrued prior to the date of termination and reimbursement for all expenses described in Section 3.1 of this Agreement and incurred by Employee prior to his death, and (ii) in lieu of any further Total Salary, incentive compensation or other benefits or payments to the estate of Employee for periods subsequent to the date of termination, Company shall pay to the estate of Employee the Severance Payments specified in Section 4.4.  Upon making such payments, Company shall have no further liability hereunder; provided, that Employee’s spouse, beneficiaries or estate, as the case may be, shall be entitled to receive any amounts then payable pursuant to any employee benefit plan, life insurance policy or other plan, program or policy then maintained or provided by Company to Employee in accordance with Section 3.2 hereof and under the terms thereof.  Nothing herein is intended to give Employee’s spouse, beneficiaries or estate any rights to or interest in any key man life insurance policy on Employee maintained by Company for the benefit of Company.

4.4           Termination Without Cause.  At any time Company shall have the right to terminate this Agreement and Employee’s employment hereunder by written notice to Employee.  Upon any termination without Cause pursuant to this Section 4.4, Company shall pay Employee any unpaid amounts of his Total Salary accrued prior to the date of termination and shall reimburse Employee for all expenses described in Section 3.1 of this Agreement and incurred prior to the date of termination, provided, however, that if Company provided Employee with less than ninety (90) days prior written notice of the date of such termination without Cause, then in addition to his Total Salary and benefits through the date of such termination, Company shall also pay Employee an amount (“Severance Payments”) equal to his Total Salary for the difference between the required ninety (90) days notice and the actual notice given by Company (the “Without Cause Notice Period”), subject to all appropriate withholdings and deductions.  If there is a Change in Control of Company at any time during the Term, however, whether before or after any notice of termination without Cause, then Employee shall be entitled to receive notice of the effective date of termination twelve (12) months prior to such date (“Change in Control Notice Period”) instead of the Without Cause Notice Period of only ninety (90) days.  If there is a Change in Control during the Term and Company provides Employee with a notice of termination that is less than the Change in Control Notice Period, then the Severance Payments shall be, subject to all appropriate withholdings and deductions, based on the difference between the Change in Control Notice Period and the actual notice given by Company.  Severance Payments shall be paid to Employee in a lump sum upon the termination of Employee’s employment, provided, however, that no Severance Payments shall be paid until Employee has signed a form of release agreement satisfactory to Company, returned it to Company and not revoked it during any applicable statutory revocation period.  Employee will forfeit the right to any payment under this Section 4.4 unless such release, which will be provided by Company promptly after Employee’s termination, is signed and not subsequently revoked within ninety (90) days after it has been provided to Employee.  Employee shall also receive the Additional Benefits for the entire Without Cause Notice Period or the Change in Control Notice Period, as the case may be (the “Severance Benefits”)  Upon making the Severance Payments and providing the Severance Benefits, if any, required by this Section 4.4, Company shall have no further liability hereunder other than any amounts then payable pursuant to any employee benefit plan, life insurance policy or other plan, program or policy then maintained or provided by Company to Employee in accordance with Section 3.2 and under the terms thereof.  For purposes of this Agreement, a Change in Control of Company shall be deemed to have occurred if (i) any person, entity or group becomes the beneficial owner, directly or indirectly, of 50.1% or more of the voting securities of Company or Parent; or (ii) as a result of, or in connection with, any tender offer, exchange offer, merger, business combination, sale of assets or contested election of directors (a “Transaction”), the persons who were directors of Company or Parent immediately before the Transaction no longer constitute a majority of the directors of Company or Parent; or (iii) Company or Parent is merged or consolidated with another corporation or entity and, as a result of the merger or consolidation, less than 50.1% of the outstanding voting securities of the surviving corporation or entity is then owned in the aggregate by the former stockholders of Company or Parent; or (iv) Company or Parent transfers all or substantially all of its assets to another company which is not a wholly owned subsidiary of Company or Parent.

4.5           Voluntary Resignation.  Employee may, upon not less than ninety (90) days prior written notice to Company, resign and terminate his employment hereunder.  Subject to Section 4.6, in the event Employee resigns as an employee of Company, he shall be entitled to receive only such payment(s) as he would have received had he been terminated pursuant to Section 4.1 hereof.  Employee shall not under any circumstances give Company less than ninety (90) days prior written notice of his resignation date.

4.6           Resignation for Good Reason.  Employee may, by written notice to Company during the Term, elect to terminate his employment on the basis of “good reason” if there is (a) a material change of the principal location in which Executive is required to perform his duties hereunder without Executive’s prior consent (it being agreed that any location within the state of Colorado shall not be deemed a material change); or (b) a material reduction in (or a failure to pay or provide a material portion of) Employee’s Total Salary or other benefits payable under this Agreement or (c) a Change in Control of Company.  Any such notice of termination by Executive for “good reason” shall specify the circumstances constituting “good reason” and shall afford Company an opportunity to cure such circumstances at any time within the thirty (30) day period following the date of such notice.  If Company does cure such circumstances within said thirty (30) day period, the notice of termination shall be withdrawn by Executive and of no further force and effect.  If the circumstances cited in Executive’s notice qualify as “good reason” hereunder and are not cured within the thirty (30) days after the notice, this Agreement shall be terminated ninety (90) days after Executive’s original written notice and such termination shall be treated in all respects as if it had been a termination without Cause and without notice, but not involving a Change in Control under Section 4.4 of this Agreement.  Notwithstanding the foregoing, any voluntary termination by Employee following a Change of Control shall be a termination for “good reason” pursuant to this Section 4.6 if, but only if, the date of termination is no later than the later of (i) February 13 of the first calendar year following the year in which the Change of Control occurred and (ii) the fifteenth day of the second month of Company’s fiscal year following the year in which the Change of Control occurred.

5.             Restrictive Covenants.

5.1           Nondisclosure.  (a)        Employee acknowledges that, as part of the terms of his employment by Company, he will have access to and/or may develop or assemble confidential information owned by or related to Company, its customers or its business partners or Parent.  Such confidential information (whether or not reduced to writing) shall include, without limitation, designs, processes, projects, manuals, techniques, information concerning or provided by customers, suppliers and vendors contracts, marketing strategies, agency relationships and terms, financial information, pricing and compensation structures, business relations and negotiations, employee lists, plans for drilling, exploration, development or other business, production, exploration, seismic or other business data, and any other information designated as “confidential” by Company or Parent (collectively, “Confidential Information”).  Employee shall retain all Confidential Information in confidence and shall not use or disclose Confidential Information for any purpose other than to the extent necessary to perform his duties as an employee of Company.  This duty of confidentiality shall continue indefinitely with respect to Confidential Information notwithstanding any termination of Employee’s employment so long as it remains Confidential Information.  Confidential Information shall not include any information that (i) was known by Employee from a third party source before disclosure by or on behalf of Company to Employee, (ii) becomes available to Employee from a source other than Company that is not bound by a duty of confidentiality to Company, (iii) Company makes publicly available or discloses to any third party without any obligation of confidentiality, or (iv) becomes generally publicly available or known in the industry other than as a result of its disclosure by Employee.

(b)           Employee agrees to (i) return to Company upon request, and in any event, at the time of termination of employment for whatever reason, all documents, equipment, notes, records, computer disks and tapes and other tangible items in his possession or under his control which belong to Company or any of its affiliates or which contain or refer to any Confidential Information relating to Company or any of its affiliates and (ii) if so requested by Company, delete all Confidential Information relating to Company or any of its affiliates from any computer disks, tapes or other re-usable material in his possession or under his control which contain or refer to any Confidential Information relating to Company or any of its affiliates.

5.2           Non-solicitation of Customers and Employees.  During the Term and during any period of time thereafter that Severance Payments or Severance Benefits are required by this Agreement to be paid or provided to Employee, excluding for this purpose any tardy payments by Company (the “Severance Period”), Employee (a) shall not solicit the business of any person, company or firm which is a former, current, or prospective customer or business partner of Company or Parent (a “Customer”) for the benefit of anyone other than Company or Parent if the business solicited is of a type offered by Company or Parent during the Term, (b) shall not solicit or encourage any Customer to modify, diminish or eliminate its business relationship with Company or Parent or take any other action with respect to a Customer which could be detrimental to the interests of Company or Parent, and (c) shall not solicit for employment or for any other comparable service, such as consulting services, and shall not hire or engage as a consultant any employee or independent contractor employed or engaged by Company or Parent at any time during the Term.  Employee acknowledges that violation of this covenant constitutes a misappropriation of Company’s or Parent’s trade secrets in violation of his duty of confidentiality owed to Company.

5.3           Non-competition.  (a) During the Term and the Severance Period, unless otherwise waived in writing by Company (such waiver to be in Company’s sole and absolute discretion), Employee shall not, directly or indirectly, engage in, operate, manage, have any investment or interest or otherwise participate in any manner (whether as employee, officer, director, partner, agent, security holder, creditor, consultant or otherwise) in any sole proprietorship, partnership, corporation or business or any other person or entity (each, a “Competitor”) that engages directly or indirectly, in a Competitive Activity.  For purposes of this Agreement, a “Competitive Activity” means any business or other endeavor of a kind being conducted by Company or any of its subsidiaries or affiliates (or demonstrably anticipated by Company) in a geographic area that is within ten (10) miles of (a) any property that is owned, leased or controlled by Company at any time during the six (6) months preceding the Competitive Activity or, if Employee’s employment has been terminated, during the last six (6) months of the Term, or (b) any oil or gas prospect that Company is evaluating or in which Company is seeking to acquire an interest at any time either during the six (6) months preceding the Competitive Activity or, if Employee’s employment has been terminated, during the last six (6) months of the Term.  Employee shall be considered to have become associated with a Competitive Activity and in violation of this provision if Employee becomes directly or indirectly involved as an owner, principal, employee, officer, director, independent contractor, representative, stockholder, financial backer, agent, partner, advisor, lender, or in any other individual or representative capacity with any individual, partnership, corporation or other organization that is engaged in a Competitive Activity.; provided, that Employee may hold or acquire, solely as an investment, shares of capital stock or other equity securities of any Competitor, so long as the securities are publicly traded and Employee does not control, acquire a controlling interest in, or become a member of a group which exercises direct or indirect control of, more than five percent (5%) of any class of equity securities of such Competitor.

5.4           Non-disparagement.  During the Term and the Severance Period, Employee will not distribute, cause a distribution of, or make any oral or written statement, which directly or by implication tarnishes, creates a negative impression of, or puts Company, its reputation and goodwill in a bad light, or disparages Company or Parent in any other way, including but not limited to: (a) the working conditions or employment practices of Company or Parent; (b) Company’s oil and gas properties, including unproved or proved undeveloped properties; or (c) Company’s directors, officers and personnel.  It will not be a violation of this section for Employee to make truthful statements, under oath, as required by law or formal legal process.

5.5           Intellectual Property Rights.  Employee understands that as part of his Employment he may alone or together with others create, compile, or discover data, designs, literature, ideas, trade secrets, know-how, commercial information, or other valuable works or information, such as financial models, drilling logs, development plans, reserves estimates or valuations, seismic data and other information pertinent to the value of oil and gas properties (collectively, “Intellectual Property”).  Employee acknowledges that Company shall own all right, title, and interest in all Intellectual Property created by him in whole or in part in the course of his employment by Company.  Employee hereby assigns to Company all right, title, and interest in the copyrights or patents embodied in or represented by such Intellectual Property, including all rights of renewal and termination, and to any and all other intellectual property rights, including without limitation, trademarks, trade secrets, and know-how embodied in Intellectual Property or in any other idea or invention developed in whole or in part by Employee in the course of his Employment.  Employee further agrees to take all actions and to execute all documents necessary in order to perfect and to vest such intellectual property rights in Company.

5.6           Injunction.  It is recognized and hereby acknowledged by the parties hereto that a breach by Employee of any of the covenants contained in Sections 5.1 through 5.5 of this Agreement will cause irreparable harm and damage to Company, the monetary amount of which may be virtually impossible to ascertain.  As a result, Employee recognizes and hereby acknowledges that Company shall be entitled to an injunction from any court of competent jurisdiction enjoining and restraining any violation of any or all of the covenants contained in Section 6 of this Agreement by Employee or any of his affiliates, associates, partners or agents, either directly or indirectly, and that such right to injunction shall be cumulative and in addition to whatever other remedies Company may possess.

5.7           American Jobs Creation Act Provisions.  It is the intention of the parties that payments or benefits payable under this Agreement not be subject to the additional tax imposed pursuant to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).  Accordingly, to the extent such potential payments or benefits could become subject to Section 409A of the Code, the parties shall cooperate to amend this Agreement with the goal of giving Employee the economic benefits described herein in a manner that does not result in such tax being imposed.  Notwithstanding anything in this Agreement to the contrary, the following provisions related to payments treated as deferred compensation under Section 409A of the Code, shall apply:

(a)
If (i) Employee is a “specified person” on the date of Employee’s “separation from service” within the meaning of Sections 409A(a)(2)(A)(i) and 409A(a)(2)(B)(ii) of the Code, and (ii) as a result of such separation from service Employee would receive any payment that, absent the application of this paragraph, would be subject to the interest and additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, then no such payment shall be made prior to the date that is the earliest of: (i) six (6) months after Employee’s separation from service and (ii) Employee’s date of death.

(b)	Any payments that are delayed pursuant to Section 5.7(a) shall be paid on the earlier of the two dates described therein.

(c)
Sections 5.4(a) and (b) shall not apply to any payment if and to the maximum extent that that such payment would be a payment under a separation pay plan following an “involuntary separation from service” (as defined in Treasury Regulation Section 1.409A-1(n)) that does not provide for a deferral of compensation by reason of the application of Treasury Regulation Section 1.409A-1(b)(9)(iii).  For the avoidance of doubt, the parties agree that this Section 5.7(c) shall be interpreted so that Employee will receive payments during the six (6) month period specified in Section 5.2(a) to the maximum amount permitted by Treasury Regulation Section 1.409A-1(b)(9)(iii).

(d)
If a payment that could be made under this Agreement would be subject to additional taxes and interest under Section 409A of the Code, Company in its sole discretion may accelerate some or all of a payment otherwise payable under the Agreement to the time at which such amount is includable in the income of Employee, provided that such acceleration shall only be permitted to the extent permitted under Treasury Regulation Section 1.409A-3(j)(vii) and the amount of such acceleration does not exceed the amount permitted under Treasury Regulation Section 1.409A-3(j)(vii).

(e)
No payment to be made under this Agreement shall be made at a time earlier than that provided for in this Agreement unless such payment is (i) an acceleration of payment permitted to be made under Treasury Regulation Section 1.409A-3(j)(4) or (ii) a payment that would otherwise not be subject to additional taxes and interest under Section 409A of the Code.

(f)	A payment described in Section 4.4 of this Agreement shall be made only if such payment will not be subject to additional taxes and interest under Section 409A of the Code.

(g)	No payment shall be made pursuant to Section 2.3 of this Agreement unless such payment would not constitute a deferral of compensation pursuant to Treasury Regulation Section 1.409A-1(b)(9)(v).

6.             Entire Agreement; No Conflicts With Existing Arrangements.  No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party that is not set forth expressly in this Agreement.  This Agreement contains the entire agreement, and supersedes any other agreement or understanding between Company and Employee relating to Employee’s employment, provided, however, that if and to the extent that Company has previously granted equity or other similar compensation to Employee that is subject to a vesting schedule, contingency or performance condition, this Agreement does not alter Employee’s entitlement to such compensation in accordance with the original terms thereof.  In particular, with respect to the provision in Section 2.3 of Employee’s April 1, 2008, employment agreement with Company entitling Employee to an overriding royalty interest on all oil and gas properties identified and recommended by Employee during the term of that agreement, Employee remains entitled to such royalties on revenues generated by properties so identified and recommended through and including March 31, 2011 (a list of which properties is attached to this Agreement as Exhibit B) but shall not be entitled to any such royalties on any other properties.  On the other hand, this Agreement shall have no effect on Employee’s rights with respect to the grant of stock options to Employee pursuant to Section 2.4 of the April 1, 2008, agreement, as amended June 27, 2008, which shall remain in full force and effect in accordance with its terms.  Employee represents and warrants that his employment by Company hereunder does not and will not conflict with or constitute a breach or default under any prior or existing agreement with any former employer or other person or entity.

7.             Notices:  All notices and other communications required or permitted under this Agreement shall be in writing and will be either hand delivered in person, sent by facsimile, sent by certified or registered first class mail, postage pre-paid, or sent by nationally recognized express courier service.  Such notices and other communications will be effective upon receipt if hand delivered or sent by facsimile, five (5) days after mailing if sent by mail, and one (l) day after dispatch if sent by express courier, to the following addresses, or such other addresses as any party may notify the other parties in accordance with this Section:

If to Company:
1331 17th Street, Suite 710
Denver, CO 80202
Attention: Terence Barr
Facsimile: 303-295-1961

If to Employee:
David Ninke
at address shown on
Company’s personnel records

8.	Successors and Assigns.

(a)   This Agreement is personal to Employee and without the prior written consent of Company shall not be assignable by Employee otherwise than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by Employee’s legal representatives.

(b)   This Agreement shall inure to the benefit of and be binding upon Company and its successors and assigns.

(c)   Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Company would be required to perform it if no such succession had taken place.  As used in this Agreement, “Company” shall mean Company and any successor to its business and/or assets which assumes and agrees to perform this Agreement by operation of law or otherwise.

9.
Severability.  The invalidity of any portion of this Agreement shall not affect the enforceability of the remaining portions of this Agreement.  If any provision of this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, or section or sections had not been inserted.  If such invalidity is caused by length of time or size of area, or both, the otherwise invalid provision will be reduced to a period or area that would cure such invalidity.

10.	Waivers. The waiver by either party hereto of a breach or violation of any term or provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation.

11.
No Third Party Beneficiary.  Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person (other than the parties hereto and, in the case of Employee, his heirs, personal representative(s) and/or legal representative) any rights or remedies under or by reason of this Agreement.

12.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado, without regard to principles of conflict of laws.

13.
Survival.  Employee’s obligations under Section 5 hereof shall not terminate upon the termination of employment or the termination of this Agreement but shall continue in accordance with their terms set forth herein.

14.
Counterparts and Facsimile Signatures.  This Agreement may be executed in one or more counterparts and by the separate parties hereto in separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.  Telecopies or other electronic facsimiles of original signatures shall be deemed to be the same as original signatures for all purposes.

IN WITNESS WHEREOF, the undersigned have executed this Employment Agreement as of the date set forth above.

COMPANY:

SAMSON OIL AND GAS USA, INC.

By:	/s/ Terry Barr
Terry Barr, CEO & Managing Director

EMPLOYEE:

By:	/s/ David Ninke
David Ninke

Exhibit A

Total Salary Allocation

USD
Base Salary	276,717
TOTAL SALARY	276,717

Estimated cost of Additional Benefits

USD
401 (k) matching funds	14,700
Employer cost of health insurance	10,583

TOTAL COST OF EMPLOYEE COMPENSATION	302,000